UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

_______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2012 (December 13, 2012)

GLOBAL GEOPHYSICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34709	05-0574281
(State or other Jurisdiction	(Commission File Number)	(I.R.S Employer
of Incorporation)		Identification Number)

13927 South Gessner Road Missouri City, Texas		77489
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 972-9200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ross G. Peebles as Senior Vice President, E&P Services

Effective as December 13, 2012, Ross G. Peebles (“Mr. Peebles”), age 49, was appointed as Senior Vice President, E&P Services of Global Geophysical Services, Inc. (the “Company”). Mr. Peebles brings to Global Geophysical Services, Inc over 20 years of experience in the geosciences and professional services related to hydrocarbon exploration and production. In his new role, he will be responsible for all aspects of seismic and microseismic processing and interpretation as they relate to such exploration and production services. While he began his career as a geologist specializing in carbonate and fractured reservoirs, he soon moved into integrated field development studies, while most recently has been developing workflows for the characterization and development of unconventional resources.  Starting in 1989, Mr. Peebles spent 15 years at Halliburton where he was Global Manager of the Reservoir Description group, Director of the Moscow Technology Center, and Director of Technical Excellence for the Consulting Business at Landmark Graphics.  In 2004, he moved to Paradigm Geophysical Corp., where he served in various executive positions including Vice President for Mexico, Vice President of Applied Technologies and Vice President of Consulting Operations.  Mr. Peebles joined the Company in 2011, and he served as Director of Unconventional Consulting and Vice President of Interpretation prior to taking his current role as Senior Vice President, E&P Services. He has a Bachelor of Science degree in Geological Oceanography from the Florida Institute of Technology and a Master of Science degree in Geoscience from the University of Texas at Dallas.   Mr. Peebles’ career has included assignments in Washington D.C., Abu Dhabi, Aberdeen, Moscow, Villahermosa and Houston.

Election of Richard C. White as Director

Effective December 14, 2012, the Board of Directors (the “Board”) of Global Geophysical Services, Inc. elected Richard C. White (“Mr. White”), age 57, as the Company’s ninth Director. Mr. White has been appointed recently as Company’s President and Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2012	GLOBAL GEOPHYSICAL SERVICES, INC.

	By:	/s/ P. Mathew Verghese
P. Mathew Verghese Senior Vice President and Chief Financial Officer